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                                                                    Exhibit 5.04


                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                               New York, NY 10038

                                 March 11, 1998

Dean Witter Reynolds Inc.
Demeter Management Corporation
Two World Trade Center
62nd Floor
New York, NY  10048

            Re: Dean Witter Spectrum Technical L.P.

Ladies and Gentlemen:

            We have acted as your counsel in connection with the organization of Dean Witter Spectrum Technical L.P., a Delaware limited partnership (the "Partnership"), and the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 5,000,000 units of limited partnership interest of the Partnership ("Units"). In such connection, we have assisted in the preparation of the Limited Partnership Agreement, as amended, of the Partnership and in the preparation and filing with the Secretary of State of the State of Delaware of the Certificate of Limited Partnership of the Partnership. We have also examined such other documents, records, and applicable law as we have deemed necessary or appropriate for purposes of rendering this opinion.

            Based upon the foregoing, we are of the opinion that upon (1) the sale of the Units described in the Registration Statement in the manner and on the terms and conditions set forth therein, and (2) the identification of the purchasers of Units as limited partners on the books and records of the Partnership, the Units will be validly issued, fully-paid, and non-assessable. We are also of the opinion that a limited partner's liability for the losses and obligations of the Partnership solely by reason of such person being a limited partner of the Partnership will not exceed such limited partner's unredeemed capital contribution, undistributed profits, if any, and any distributions and amounts received upon redemption of Units with interest thereon.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
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Dean Witter Reynolds Inc.
Demeter Management Corporation        -2-                         March 11, 1998


                                    Very truly yours,


                                    /s/ Cadwalader, Wickersham & Taft

                                    CADWALADER, WICKERSHAM & TAFT